Exhibit 99.1

Exxon Mobil Corporation

Presentations and Q&A Session

Analyst Meeting

New York, NY

March 5, 2008

EXXON MOBIL CORPORATION ANALYST MEETING MARCH 5, 2008 New York, NY 9:00 a.m. ET

Henry Hubble, (Vice President of Investor Relations and Secretary of the Corporation)

Good morning and welcome to ExxonMobil’s analyst meeting. For those of you who I have not met, my name is Henry Hubble. I’m the Vice President of Investor Relations and Secretary of ExxonMobil.

As you know, safety is a top priority for ExxonMobil, so before we begin the formal agenda, I’d like to familiarize everybody here with us at the New York Stock Exchange with the safety procedures. There’s an exit in the back of the room, and one through the doors which you came in this morning. In the event that there is an emergency, Stock Exchange personnel will provide us with instructions on how to respond. They will also, in case of an evacuation, direct us to the nearest exit, so please wait for instructions if this occurs.

I would draw your attention now to the cautionary statement that you’ll find at the front of the presentation material. This statement contains information regarding today’s presentation. I ask that if you have not done so already, to read it now. I would also refer you to our Web site at ExxonMobil.com for additional information on factors affecting future results and information on key terms that you will hear today.

Turning now to the agenda, we will begin with Rex Tillerson’s remarks on the Corporation’s performance. Mark Albers will then present an overview of the Upstream business strategies and results. And then Steve Simon will cover the Downstream and Chemical business strategies and results. We will then take a short break, and then after which Rex will have a few closing comments. Then we will be taking your questions. We will end the meeting at about noon.

With that, it is now my pleasure to introduce our Chairman and CEO, Rex Tillerson.

Rex Tillerson (Chairman and CEO)

Thank you Henry. Good morning all. We want to welcome you and everyone else that’s joining us today for this meeting, either in person, by teleconference, or via the Internet. It’s always a pleasure to visit New York City. Heavy emphasis on the word visit. There is still no place like Texas.

I’m delighted to have this opportunity to share our results and describe how ExxonMobil’s strengths continue to position us to help meet the world’s growing need for energy, while generating long-term value for our shareholders.

Our industry continues to be top of mind among many. The dynamics of world economic progress, the dynamics of global energy supply and demand, along with concerns about future energy security, and global climate change place our industry and ExxonMobil at the intersection of these very important issues.

Throughout our 125-year history, ExxonMobil has faced many challenging geopolitical situations, as well as the unpredictability of market forces. Guided by these long and varied experiences, we have developed a business approach that is focused on the long-term. Through delivering on our commitments, maintaining contract sanctity, and operating with integrity, our business approach positions us to pursue a strategy that captures the maximum value for our shareholders, while positioning the Company to grow future value in the years and the decades ahead.

2007 was an outstanding year and, by nearly every measure, a record for the Corporation. We achieved these results by delivering industry-leading safety performance, excellence in operations, and disciplined investment performance in a period of robust market conditions for all three of our business lines.

Our net income in 2007 grew to a record $40.6 billion, and return on average capital employed was an industry-leading 32%. Cash flow from operations and asset sales was also a record at $56 billion, allowing distributions to shareholders through dividends and share purchases of nearly $36 billion. ExxonMobil has distributed $118 billion to shareholders over the last five years, demonstrating our commitment to maximizing shareholder value.

We invested $21 billion in the business last year, and continue to identify and progress world-class investment opportunities. Our financial strength and technical expertise allow us to pursue all opportunities that satisfy our disciplined investment criteria. We also continue to add more reserves then we produce. 2007 marks the 14th consecutive year our reserves replacement ratio has exceeded 100%.

Our 2007 total shareholder return exceeded 24%, significantly outperforming the broader market, and once again rewarding shareholders with strong returns. These records and these results were achieved by our organization of dedicated men and women working  24/7, 365 days a year, the world over, employing our proven long-term approach and business model.

This depiction of our business model is familiar to most of you, if not all of you. It begins with the investment discipline focused on long-term fundamentals, the identification of world-class projects, and the delivery of those projects on time and on budget. We apply the same rigor and focus to our operations. We operate at the highest standards, meet our commitments, and in the process set industry benchmarks. We do this through disciplined, systematic management processes, and we’re constantly working to improve further. We call this Operational Excellence.

Throughout the cycle and across our business, this approach continues to deliver industry-leading returns, superior cash flow, and growth in shareholder value. This approach works in all environments and is a transparent and straightforward approach to doing business that we do not intend to change. Our financial results in 2007 evidence the strength of our model. Before I share details of our 2007 performance and plans for the future with you, I would like to take a moment to share a few highlights from our energy outlook and why we have confidence in our future.

The world’s economy runs on energy. Future energy use will be driven by a growing global population that continues to advance and seek better standards of living. This growth will be concentrated in nations where economies are growing most rapidly and where billions of people require access to growing quantities of energy to realize basic improvements in quality of life. By the year 2030, demand for all forms of energy will rise by 30% from today’s level, even with assumed substantial gains in efficiency. Fossil fuels will continue to meet the vast majority of demand through 2030, with oil and natural gas contributing close to 60% of the total. Oil and gas are indispensable to meeting future demand.

Our view of future energy trends shapes our approach to our business. Meeting this demand will require global participation, massive long-term investments, innovations in technology, the development of integrated solutions, and timely access to and development of the world’s resource endowment. ExxonMobil was built to meet these future industry challenges. And that gives me great confidence in our ability to continue delivering industry-leading performance and continuing to grow our competitive advantage. These strengths of ExxonMobil are highlighted on the next chart.

The Corporation’s portfolio of businesses and our level of global integration are without peer. We bring a unique level of discipline and consistency to the management of these global businesses. This allows a relentless focus on maximizing the value of our assets. Underpinning all of this is the recognition that ours is a truly long-term business that requires decisions to be made with a time horizon that is measured in decades rather than quarters or years. These areas of strength were not put in place overnight, or even over a year or two. They have been built and improved over many years. They underpin our business and our future success. I’ll discuss each of these five strengths to demonstrate how ExxonMobil is growing its competitive advantage. The next three slides highlight the quality of our business portfolio.

Each of our three business lines achieved record results in 2007, $26.5 billion in the Upstream, more than $9.5 billion in the Downstream, and more than $4.5 billion in our Petrochemicals business. On a stand-alone basis, each of these businesses would be world-class, both in scale and in sector-leading performance. The added value realized by each business line because of integration within the global corporate approach captures more value for our shareholders from the current positive business environment; but just as importantly, positions each of our businesses to deliver satisfactory returns, even at the bottom of business cycles.

Return on capital employed continues to be an important measure of financial performance for ExxonMobil, given the long-term and capital intensive nature of our industry. We continue our superior performance with a five-year return on capital employed of 28%. And the gap between ourselves and competition has continued to grow. Our 2007 ROCE of 32% was almost 40% higher than our closest competitor. Our industry-leading ROCE is a reflection of our portfolio quality, underlying capital discipline, and our commitment to operational excellence.

Looking at 2007 ROCE performance by business line helps to illustrate the value and consistency of our fundamental processes within each of our three businesses.

Delivering earnings growth while maintaining disciplined investment has resulted in industry-leading returns in all of our businesses. As you can see, the ROCE of any of our businesses is better than the best of any of our competitors. We achieve these results by maintaining a consistent, rigorous and disciplined decision-making process in all we do, managing our assets consistently, efficiently and effectively across the globe and across all business conditions.

Delivering this high level of performance requires outstanding people — employees who are bright, innovative, open to change, and who are able to work across diverse cultures. We look for people from around the globe who can consistently deliver results in an increasingly complex and competitive world. Mirroring the fundamentals of our business, we have a long-term commitment to the recruitment and development of our people. Using custom training and working with the latest technology, we’re developing the next generation of Company leaders. Our personnel development system, which develops and promotes employees from within, gives employees a diverse set of global experiences with increasing levels of responsibility and challenges as they progress.

Common systems and processes, which allow early and consistent recognition of skills and management potential as well as areas for development, underpin our global and integrated approach to employee development. This system ensures we develop employees who have the highest technical and leadership capabilities in the industry. The opportunities for these employees in ExxonMobil are outstanding. Investing in our people creates a real and sustainable source of future competitive advantage.

One of the most important decisions made at the time of the ExxonMobil merger in 1999 was implementing an organizational structure that would leverage the scale, resources and capability of the new organization and its holdings, and position us for the future. That process resulted in our global functional organization. Built on common standards, processes and culture, developed over many years, it is unique and facilitates our delivery of industry-leading results.

Today many companies in our industry are moving their organizational structures to a more functional model. However, it takes a long-term investment and a disciplined approach to reap the benefits. The global functional organization ensures senior management involvement in all major decisions and ensures that all material investments are consistent with our global strategic goals.

We use common systems and processes developed over time which deliver industry-leading operations and project management. The global functional organization ensures consistent global execution of these processes. It also facilitates sharing of learnings from one area around the world consistently and rapidly. This is most easily seen in the adoption of new technology. Our structure allows us to fully leverage our global scale and bring experienced professionals, fully equipped with the most recent learnings, to the management of any problem or any type of opportunity. We continue to deliver differentiated results because we’re continuously discovering new ways to capture value from our organization structure and continue to improve this approach. I would now like to share with you some examples of the common processes and systems that we utilize.

Shown here are a few of those processes and procedures used throughout our business functions. They underpin the success of our global functional organization. Our Operations Integrity Management System, or OIMS, is used globally to proactively manage risk in our operations. OIMS is now 16 years old, but it remains a work in progress. OIMS is effective because the commitment begins with senior management and continues throughout the organization. It is a standard, global system that is imbedded into our everyday work processes.

We’re committed to conducting business in a well-controlled manner. This includes establishing effective, enduring controls and continuously monitoring compliance. The Controls Integrity Management System, or CIMS, provides a structured, common process for meeting this commitment throughout the Corporation. CIMS is now 12 years old, and it remains a work in progress.

The ExxonMobil Capital Project System, or EMCAPS, now in existence for almost ten years, is the process we use globally to manage our capital investments across the Downstream, the Upstream and the Chemical business. The same process governs all major projects. It is consistent and global making it integrated into everything we do, and it remains a work in progress.

The Global Energy Management System, or GEMS, was developed to drive energy efficiency through leading-edge performance. We developed a single, comprehensive energy management system some six years ago, which could be applied globally at all ExxonMobil refineries and chemical plants. GEMS remains a work in progress.

Finally, the Global Reliability System, or GRS, in place now for four years, focuses on the effective management of reliability in maintenance processes across our Refining and Chemical facilities worldwide. This is achieved by the identification and the rapid, consistent application of Best Practices across all sites. The Global Reliability System remains a work in progress.

The success of the global functional organization depends on the consistent application of these common systems, and importantly the ability and commitment to continuously improve these processes. To these processes, we bring discipline and consistency, hallmarks of the way we manage our business. The next three slides on our commitment to safety and the environment further demonstrate this.

Nothing receives more management attention than the safety and health of our employees, our contractors, customers and the people who live and work in the areas we operate. We are systematic, proactive, and globally aligned in our approach to safety. Our 2007 safety performance continued to lead the industry.

Safety is of paramount importance in its own right, but is also a leading indicator of general operational excellence. The strengths that lead to excellence in our safety and environmental performance are the same factors that lead to excellence in our financial and operational results: discipline, commitment, and the effective day-to-day management of the business.

Energy security, economic growth, and environmental impacts are increasingly on the minds of people today. The world’s use of fossil fuels and changes in land use as a result of economic growth are raising legitimate concerns about the risk of climate change due to rising greenhouse gas emissions. At ExxonMobil, our response to these challenges is straightforward. We’re focused on safely and reliably meeting the growing energy demand, while working to reduce our impact on the environment.

To meet this objective, we focus daily on operations excellence in our plants and facilities around the world. We make disciplined investments that improve operations, while reducing the impact on the environment. We ensure that our projects include comprehensive environmental planning, and we leverage new technology through worldwide application to achieve the desired results. We reduce our environmental footprint by actively preventing hydrocarbon spills and releases to the environment, as well as protecting biodiversity where we operate.

In 2007, we achieved our best ever spill performance, including zero spills from Company operated marine vessels. We reduce greenhouse gas emissions by improving our operations through energy efficiency and investing in cogeneration facilities and flare reduction projects. Since 2000, our Downstream and Chemical businesses have reduced their energy intensity by about 6% and 10%, respectively. Over the next three years, we will add to our already significant cogeneration capacity, bringing the total to over 5,000 megawatts.

In our current operations and in the development of projects for the future, we’re working to Protect Tomorrow. Today.

As we look further to the future, breakthrough technologies will be critical to managing environmental impacts while meeting increased energy demand. Future technologies will need to be efficient and cost effective and have the potential to be deployed globally at a large scale. At ExxonMobil, we have a broad range of strategic research initiatives to identify and develop new technologies, utilizing both proprietary research programs and working with external partners.

Our proprietary research builds on our research technology strengths, focusing on technologies such as carbon capture and storage, and an array of gasification and liquefaction processes. We maintain long-standing partnerships with automakers and engine manufacturers, working to develop new fuel and vehicle systems for both the near term and the future. These include internal proprietary research, as well as efforts with those external partners, to improve vehicle efficiency by treating the fuel and the vehicle as an integrated system.

As an example, we’re developing a technology that allows an on-vehicle conversion of conventional hydrocarbons, such as gasoline or diesel, into hydrogen to supply a fuel cell. This on-vehicle hydrogen system could be up to 80% more fuel efficient and emit 45% less carbon dioxide than today’s vehicles.

We’re also a founding sponsor of the Global Climate Energy Project at Stanford University. Now in its sixth year, this pioneering research effort is focused on areas such as biofuels and solar energy.

Technology leadership continues to be the great enabler of our competitive advantage. We lead the industry with our long-term commitment to research. More than ever, new business opportunities and comparative differentiation rely on our ability to effectively develop and globally deploy proprietary technology. We have invested more than $3.5 billion in research and development since 2003. This consistent level of investment is necessary to deliver meaningful technology breakthroughs for the long term.

In the Upstream we’re committed to investing in technologies that provide a competitive advantage in exploration, field development, production operations, and hydrocarbon recovery. In the Downstream we’re focused on developing technologies in support of our business objectives: lower cost processes, maximizing the use of advantaged feedstocks, and developing higher value products.

Technology also plays an important role in developing new products which benefit consumers and the environment, such as our advanced lubricants. In our Chemical business, we’re investing in technologies to capture value from low-cost advantaged feedstocks, more efficient operating processes, and the development of new premium products.

Our commitment to proprietary research delivers a competitive edge. It creates resource opportunities through cost-effective solutions in challenging environments, and it enables the development of innovative products and new and improved manufacturing processes.

Our integrated business model is a competitive advantage that enables ExxonMobil to capture new opportunities and maximize the resource value for both owners and shareholders. We have a unique view of the industry because of our technological and operational expertise in each of these businesses. For example, in our Downstream and Chemical businesses, sophisticated proprietary technologies, such as Molecular Management, allow us to seamlessly optimize product and feedstock value. We deliver industry-leading project and operations management across all of our businesses. We maximize the resource value for both the resource owner and our shareholders by developing integrated projects, which generate increased value through economies of scale, use of proprietary technology, and superior project and operations management.

The next few slides will illustrate the results of these strengths to the bottom line and creating the long-term shareholder value.

In 2007, we generated record cash flow from operational activities of over $52 billion, an 80% increase from five years ago. Over the period shown, our annual average cash flow from operations is $44 billion. While much of the increase represents capture of the strong business environment, our cash flow increased at a faster rate than that of our competitors. This result demonstrates the quality of our operations, and further highlights ExxonMobil’s favorable position to capture the upside and create shareholder value across the range of the commodity price cycle. Let’s now look at uses for this cash.

Our approach to new investments continues to be shaped by our long-term view of trends in the industry and global economy. We continue to invest selectively in projects that will be robust across a broad range of industry environments. I believe that our discipline to pursue and select the most attractive investment opportunities continues to distinguish ExxonMobil from our competitors.

In 2007, capital and exploration expenditures were nearly $21 billion, or 5% more than in 2006. The increase reflects both the progression of additional projects that will add to the value of the Company over the coming decades, and the rising cost environment. As depicted by the pie diagram on the right, our investments are geographically diverse. Our presence in all regions of the world and our financial strength position us to pursue and advance all attractive opportunities that meet our criteria.

Looking ahead, we have a large inventory of projects underway and others under development. While opportunities and actual spending in any given year will vary depending on the pace and progress of individual projects, we estimate an investment profile in the range of $25 billion to $30 billion per year for the time period shown on the chart. This investment profile, which is potentially 20% to 30% above historic levels anticipated, reflects additional new project activities, our latest view on project definitions and scope and timing, and takes account of the continued effects of industry cost escalation on future projects. Increases are principally in the Upstream, but also reflect higher investments in new petrochemical opportunities.

These estimates will of course continue to be further defined as we progress future projects to full funding. Our project management system and funding process ensures that project costs and risks are clearly defined prior to a final commitment. This process enables us to consistently deliver quality projects on time and on cost, leading the industry in project performance.

We expect Upstream investment in mature areas such as North America, Australia, the North Sea, as well as growth areas like the Middle East, Russia, the Caspian and West Africa. Downstream and Chemical investments are planned in Singapore, Qatar, Saudi Arabia, and the Fujian refining, chemical, and marketing joint venture in China.

Returning cash to our shareholders in a consistent way has been a hallmark of ExxonMobil through our long history of paying dividends. The Company has paid a dividend each year for more than a century, and paid out nearly $36 billion in cash dividends to our shareholders over the past five years. During this period, we have increased per-share dividends 40%, as compared to an increase in the CPI of 13%. We continue to evaluate and manage our dividend policy with a view to building long-term shareholder value and maintaining sufficient financial strength to pursue all attractive opportunities that may present themselves.

In addition to cash dividends we distribute cash to shareholders through the purchase of treasury shares. Annual share purchases increased from $5 billion in 2003 to $28 billion in 2007. This represents a five-fold increase in five years, and a cumulative distribution to shareholders through share purchases to reduce shares outstanding of $82 billion during the period.

Buy-backs provide a flexible and efficient way to return value to shareholders. These purchases have reduced shares outstanding by 20% since 2003. Shareholders benefit because future earnings and distributions are divided among fewer shares.

The reduction in shares outstanding increases the ownership interest of the remaining shares. Each remaining share owns more of the Company, owns more of the production, more of the reserves, more of the refining capacity, and more of our chemical sales.

For example, while production on an absolute basis has been relatively stable over the period, each share now has an interest in 20% more of ExxonMobil’s industry-leading production portfolio than in 2003. Each share has an interest in 23% more of ExxonMobil’s crude reserves, 22% more of our refining throughput, and 24% more of our chemical prime product sales. Through this increase in ownership, share purchases have made an important contribution to earnings per share.

Our earnings per share have increased on average 23% per year since 2003, reaching $7.36 in 2007. While the recent commodity price and refining margin environment have provided this opportunity, delivering these results required sustained operational excellence and industry-leading project execution. Without this continued underlying business performance, it would not have been possible to capture as much of the upside from the robust industry environment, and more than our competitors have realized. Share purchases also made an important contribution to earnings-per-share growth. In 2007, cumulative share purchases since the beginning of 2001 contributed $1.50 to earnings per share.

Over the past five years, ExxonMobil has led the industry in total distributions to shareholders through dividends and share purchases. Cumulatively, we have distributed $118 billion to shareholders, demonstrating our long-term commitment to growing shareholder value. In terms of scale, the cumulative distributions represent over 50% of our 2002 year-end market capitalization. During this time, our market capitalization also more than doubled from $234 billion at the end of 2002 to over $500 billion at the end of 2007. Returning value to shareholders through large distributions, while increasing our market capitalization, demonstrates the enduring strength of our business model.

Financial and operating results for 2007 were outstanding, and the market rewarded our shareholders with strong returns. However, the financial results and stock market returns for any given year are not the best, or the only, indicator to evaluate an industry like ours with a multi-decade time horizon. That’s why it’s useful to examine performance over longer periods of time. As you can see, we generated greater shareholder value than our industry competition, and greater value than the broader market over the last 20-year, 10-year and 5-year timeframes. $1,000 invested in ExxonMobil in 1987 would today be worth nearly $19,000, double what the same investment would be worth in the S&P 500, and well ahead of the average of our competitors. As we look to the future, we as an organization remain committed to enhancing this competitive advantage.

With that overview of our business at the Corporate level, we would now like to turn our attention to each of the business lines, and we’ll start with a review of the Upstream business by Mark Albers.

Mark Albers, (Senior Vice President)

Thank you Rex and good morning. It’s a pleasure to review the Upstream business with you this morning. I’ll begin with a snapshot of 2007 results, and then I will move to the competitive advantages that differentiate ExxonMobil, particularly in this environment.

The Upstream set another record for earnings in 2007. We widened the gap with competition by recording a 42% return on capital employed. Annual average production was 4.2 million oil-equivalent barrels per day, the highest among competitors. We had another strong year of additions to both our total resource base and our proved reserves, as both more than replaced production. Capital spending was $15.7 billion, driven by active exploration programs, development projects and continued investment to enhance the value of existing assets.

Let’s move now to the strategies that are really fundamental to the Upstream business.

Our strategies are founded upon an unwavering commitment to operational integrity through a relentless, top-to-bottom focus on safety, health, environment, and security. We seek to identify and pursue all attractive exploration opportunities. We invest in projects that deliver superior returns. We strive to maximize the profitability of the large volumes of oil and gas that we produce. We seek to capitalize on growing natural gas and power markets. And we’re committed to maximizing resource value through the highest impact technologies and integrated solutions.

These strategies reflect the long-term nature of our business, and they’re likely not unique in the industry. But what is unique is ExxonMobil’s ability to execute them. And our ability to execute them really flows from several fundamental strengths.

You’ll recognize these strengths as consistent across the Corporation.

Our Upstream portfolio is second to none in terms of size, quality, diversity and materiality. This portfolio allows us to be highly selective, a distinction that allows us to provide superior value at any phase of the business cycle. We operate globally in an integrated fashion. This strength stems from a functionally aligned organization that brings proven best practices everywhere we operate around the globe.

We’re a Company with a very well-deserved reputation for discipline and consistency. This strength, combined with ingenuity and creative problem solving, is key to success in this business. We’re intensely focused on maximizing the value of every one of our assets for the benefit of our shareholders and the resource owners. And we recognize that this is a very long-term business, and we bring that perspective to our plans and our actions. We invest for value and we test every opportunity for robustness across a broad range of business conditions. Collectively, these strengths provide the underpinnings for growing ExxonMobil’s competitive advantage.

Now let me take each one of these strengths in turn, starting with portfolio quality.

At 72 billion oil-equivalent barrels, our resource base is the largest and highest quality in the industry. Looking to the graph, the resource base is also geographically diverse. The Americas represent about 40% of the total, while recent growth has also included significant volumes from the Middle East and Africa.

As you can see from the chart to the right, the resource base is diverse in resource type as well. Conventional oil and gas make up our largest segment, representing about 30%. Unconventional resource in heavy oil and tight gas are equally significant, making up another 30%. And of course, the balance is comprised of very strong positions in LNG, sour gas, Arctic, and the deepwater. This is an unrivaled, world-class resource base presenting ExxonMobil with excellent projects selectivity to underpin profitable long-term growth.

This chart shows the success of an exploration strategy that has been in place for a very, very long time. The red bar represents by-the-bit resource additions and the resources discovered through drilling. The blue bar represents resources that had been previously discovered but are either undeveloped or underdeveloped. By-the-bit resource additions are fairly constant through time, and average just under 2 billion oil-equivalent barrels per year. In contrast, by their nature, discovered resource additions vary from year to year. The combination of these two drives a high annual variability.

2007 was yet another strong year with resource base additions exceeding production. We added 2 billion oil-equivalent barrels, mainly from by-the-bit discoveries. Significant adds came from our strong acreage position in the Piceance Basin in the U.S. and discoveries in West Africa and the Asia Pacific region. These additions were achieved from 55 wildcat wells and 12 appraisal wells. The wildcat success rate was 55%. The average finding cost was $0.97 per oil-equivalent barrel, which is consistent with our historic “by-the-bit” finding costs. The quantity of the resource additions and competitive finding costs, positions us very well for continued replacement of proved reserves.

Shown on this slide is ExxonMobil’s oil and gas opportunity capture around globe from 2000 to 2007. Since 2000, we have captured over 60 new opportunities worldwide. We define a capture as either a tender award or a direct award, a farm-in, trade or an acquisition. As you can see, we have a diverse, global portfolio with captures in many of the key established areas, as well as some of the new and emerging basins, which present both low and high risk potential. These include opportunities in onshore Qatar, deeper horizons offshore Nigeria, offshore Ireland, Eastern Canada, and the deepwater of Colombia, Brazil, Libya and the Philippines.

In 2007, we captured 14 new opportunities, but for competitive reasons only 11 are shown on this chart. You will know about the others later. These include large positions in New Zealand’s Great South Basin, Indonesia, Australia, Libya, Beaufort Sea in Canada, and offshore Western Greenland. In addition, we’re pursuing and capturing opportunities in nonconventional resources, such as tight gas and shale gas, in both North America and Europe.

Of course, work is continuing to capture new opportunities beyond those that are shown on this slide, and you’ll hear about those when it’s appropriate to announce them. This geographically and geologically diverse, high-quality portfolio balances both risk and reward to deliver both near-term production and long-term profitable growth.

Active seismic and exploration work programs from these captures are leading to very significant drilling programs for exploration. Stars on this chart show key well locations, colored by the year in which we complete the well. As you know, the industry tends to find the largest fields early in a play’s history, while mature plays are dominated by much smaller discoveries. New play tests are by nature higher risk, but generally offer the highest potential. Therefore, in order to ensure that we’re successful in finding material new resources, we maintain a broad exposure to a number of the highest quality new play tests in under-explored basins.

But the key here is really seeing the opportunity before others do, through technology, capability and commercial expertise. This year we will see the arrival of two new deepwater exploration rigs, the West Polaris and the West Aquarius, that ExxonMobil has contracted for three years each, one for the Eastern Hemisphere and one for the Western Hemisphere. 2008 exploration wells are shown by the gold stars, and they include the highly prospective Brazil Santos Basin Block BMS-22, which we farmed-in in 2004 at a 40% interest near the recently announced Tupi and Caramba discoveries. An active drilling program continues in 2009 and beyond, including potential wells in Indonesia’s Makassar Strait, offshore Libya, Australia’s Bonaparte Basin, onshore Europe, Canadian Beaufort, New Zealand Great South Basin, the Irish Porcupine Basin, and offshore western Greenland.

With that as background, now let’s move to the deep inventory of quality resources that we’ve already discovered, we already have rights to, and that will position us well to add profitable volumes.

They will be shown on this chart and the next. Let’s first look at the 2007 year-end proved reserve base on the left. This shows proved reserves split by oil and gas, geographic location and resource type. At over 22 billion oil-equivalent barrels, this is a large, high-quality and highly diverse resource reserves base by any measure.

The proved reserve replacement trend is shown on the graph to the right. In 2007, we added 1.6 billion oil-equivalent barrels, replacing 101% of production, even including the effects of the Venezuela expropriation and assets sales. Key proved reserve additions were made from new developments in established operations in the U.S., Europe, Middle East, and West Africa. Over the last five years, we’ve replaced 110% of production on average.

This next chart provides the inventory from which future proved reserves additions come.

Shown on this chart are discovered resources for which ExxonMobil has contractual rights that have not yet been funded for development. As indicated by the bar to the lower left, these total about 50 billion oil-equivalent barrels, more than twice our proved reserves base, and equivalent over 30 years of production at 2007 levels. And this does not include the resource additions that will come from exploration drilling and pursuit efforts, like those I mentioned on the earlier slides.

A lot has been said about access to resource in this industry. But with 50 billion oil-equivalent barrels that we already have access to, ExxonMobil is very well positioned to profitably grow volumes over the next five to ten years. As you can see from the pie charts, non-proved resources are diverse in geography and type. We have substantial heavy oil and oil sands presence in Canada, which is really among the highest quality in the industry. We have also got significant conventional resources in the US, Europe, Africa, Middle East, and the Far East, in addition to sour gas in the Far East and Caspian; Arctic in the US and Canada; LNG in the Far East; and tight gas in the U.S. Bottom-line, we’ve got a very deep inventory of undeveloped opportunities to work on. And many of these resources will require very large, complex developments to commercialize, just the sort of development that plays to ExxonMobil’s strengths of technology innovation, project management, and commercial capabilities.

This chart shows our total of project inventory at year-end 2007 by stage of definition, geography and resource type. No matter how this project inventory is sliced, it is diverse and strong. It will provide a solid foundation for future volumes, while underpinning reserve replacement in the coming years.

Now a look at major product project start-ups and plans, beginning with 2007.

Seven major projects in the Middle East, Africa, Europe and the Caspian region started up successfully last year. In total, they added nearly 220,000 oil-equivalent barrels per day net, at peak, to our base volumes, shown by the inset at the lower right.

In Qatar, we started up the RasGas Train 5 project. The 4.7 million ton per annum liquefaction train produced its first LNG in November of 2006, just 29 months after project sanction and award of the EPC contract. This beat the prior industry record for execution of a train this size, also held by ExxonMobil, by half a year. The offshore facilities came on stream in January of 2007, and not only did the project come in ahead of schedule, but also well under budget.

In Angola, Marimba North began production in September of 2007 and will develop 80 million barrels of oil gross. This ExxonMobil operated project is a subsea tie-back to the Kizomba A development, and was also completed ahead of schedule and within budget.

In Europe, we saw the start up of Ormen Lange and Statfjord Late Life in Norway, and the Waddenzee development in the Netherlands. Other major start-ups in 2007 included the Rosa Field in deepwater offshore Angola and the first expansion phase in Tengiz in Kazakhstan.

Moving to 2008, planned start-ups are shown as red dots with the 2007 start-ups that we just looked at, changing to gray. We expect a very busy year with twelve major developments projected to start-up adding 375,000 oil-equivalent barrels per day net at peak rate to our base volumes.

In Qatar, we expect to start-up two of the world’s largest LNG trains at 7.8 million tons per annum each in Qatargas and RasGas. Together, these trains will generate nearly 2.5 billion cubic feet of gross gas sales per day. We also plan to start up two of our LNG regasification terminals, shown by the red triangles, that will receive LNG from our Qatar operations. These projects are the Adriatic offshore terminal in Italy and the South Hook terminal in Wales.

In Angola, the ExxonMobil-operated Kizomba C project started up successfully on New Year’s Day 2008. Start-up was achieved in 22 months. Use of a conversion hull shaved nine months off of the record execution time for the new build Kizomba B project. This project will be followed by the start up of the second Kizomba C development, Saxi/Batuque, later this year.

In Nigeria, the East Area Natural Gas Liquids II project is expected to start up. The project will recover approximately 300 million barrels of natural gas liquids as part of an integrated effort we have underway to eliminate routine flaring. Other 2008 major project start-ups include Thunder Horse in the deepwater Gulf of Mexico; ACG Phase 3 offshore in Caspian Sea and Azerbaijan, Starling and Volve in the North Sea, and Jerneh B offshore Malaysia.

We anticipate seven start-ups in the 2009 to 2010 timeframe. At peak rates, these are anticipated to add over 360,000 oil-equivalent barrels per day net. In Qatar, we expect to start up two more world-class 7.8 million tons per annum LNG trains, one each at RasGas and QatarGas. We also plan to start up the Golden Pass LNG regasification terminal in Texas, shown by the red triangle. Also in Qatar, the Al-Khaleej Phase 2 domestic gas project is planned to come online.

In the U.S., activity on Phase 1 of the Piceance gas project in Colorado is progressing with six rigs currently drilling. With future development phases, this resource could ultimately yield 30 trillion cubic feet net for ExxonMobil. Other 2009 to 2010 start-ups include the Hibernia South expansion project in Canada and Tyrihans in the North Sea, Norway.

Now looking out to 2011 and beyond, you can see the many projects that we are progressing. Many of these are complex, very large scale projects where the gross capital investment is over $5 billion each. ExxonMobil is well positioned with our project management capabilities and our technologies to develop these resources.

In North America, we’re targeting start ups of the Kearl oil sands project in Canada, and future phases of the Piceance gas project in Colorado. And although longer-term, we continue work to define a basis for developing the MacKenzie Delta and the North Slope gas.

Activity is expected to remain strong in West Africa, where numerous opportunities are advancing in offshore Angola and Nigeria. In Kazakhstan, we expect to see the start up of the Kashagan project, as well as further expansions at the onshore Tengiz Field.

In Russia, we are progressing the future phases of Sakhalin 1. And in the Asia Pacific region, we are advancing project activities for Papua New Guinea and the Gorgon-Jansz projects, and refining the development concepts for Natuna and Scarborough.

Including projects from the prior slides, there are a total of 66 projects depicted on this page, representing a production capacity of just over 1.5 million net oil-equivalent barrels per day at peak rates. It’s a diverse portfolio in terms of geography, size and resource type. As you can see, portfolio quality remains an ExxonMobil underlying strength.

This chart shows the production capacity build-up from our major development projects with start-up from 2007 to 2015. The chart is divided into two segments. The top segment, shown in yellow, are projects that deliver typical flowstreams that reach peak rates fairly quickly, hold plateau for a period of time, and then go into decline. The examples of this would be Kizomba, Erha and Thunder Horse.

The bottom segment, shown in blue, consists of projects that exhibit a very different kind of production profile. These projects have a very long production plateau, as long as 20 to 25 years in many cases. Examples of this would include the RasGas and Qatargas projects, the Kearl heavy oil project, Piceance tight gas, Gorgon-Jansz LNG project and Kashagan.

Approximately 75% of the anticipated new production over this period is expected from projects exhibiting these very long production plateaus. This is a very important consideration, of course, as you look out for the future and our confidence in growing long-term production capacity. I will illustrate one of those projects with this slide.

The Kearl oil sands mining project is a 100% Imperial and ExxonMobil interest project. As shown in the bottom left chart, Kearl is one of the highest quality oil sands resources in the industry, giving us a very excellent combination of quality and scale. Federal and provincial government approvals received last year include all three phases of mining and bitumen production, with each phase expected to produce over 100,000 barrels per day, 100% ExxonMobil for 30 years. In total, the project is expected to develop over 4 billion gross barrels of bitumen resource.

Kearl will be applying a proprietary High-Temperature Paraffinic Froth Treatment technology to deliver the most capital efficient investment. By applying this process, we will be able to produce bitumen that is essentially free of solids and can be blended with diluent and shipped to market without the need for on-site upgrading or dedicated pipeline. And that’s a very, very important consideration in the total capital cost of this development.

Engineering studies to optimize Phase 1 mine planning and facility scope have been recently completed. We’ve now commenced front end engineering design and execution planning and we’ll come to a funding decision later on this year or early next.

Bringing ExxonMobil’s portfolio of resources and projects on to production takes new technologies, execution and commercial capabilities, and close integration between business functions to create unique opportunities that maximize value for both our shareholders and our resource owners. Let me offer two examples to demonstrate the strength of ExxonMobil’s global integration.

Technology and its application is at the core of everything we do. Continuous infusion of new technology creates opportunities that drives down costs. ExxonMobil has unique technical capabilities to apply in every aspect of the Upstream business. Our explorers are identifying new opportunities by applying new play concepts that recreate basin formation, hydrocarbon migration and trapping, and reservoir evolution to identify where hydrocarbons should be deposited around the world. Our drillers are revolutionizing the speed of drilling using ExxonMobil’s proprietary Fast Drill process to identify and overcome real-time limiters, thus considerably lowering costs all around the world.

We’ve patented the CFZTM technology for cryogenic separation of high concentrations of CO2 and H2S from methane gas to facilitate very significant cost reductions for commercial development of the large sour gas resources that you saw earlier in our inventory. Work is ongoing to build a commercial scale demonstration plant at our LaBarge facility in Wyoming, and it is scheduled to start up next year. And, as mentioned, the proprietary High-Temperature Paraffinic Froth Treatment will be adapted and applied in the Kearl oil sands project.

Let me just describe another example of the strength of our global integration. This slide shows ExxonMobil’s current and future LNG supplies. Increasingly, LNG trade is linking traditionally separate regional gas markets and moving us toward a global market with growing interdependencies. Our LNG supply is very well positioned to capture high-value opportunities all over the world, as you can see on the map.

ExxonMobil, together with its partners, are currently producing nearly 35 million tons per annum of LNG, mostly flowing to Asian and European markets. We anticipate increasing our joint production to almost 65 million tons per annum by 2010. And beyond 2010, we expect this to go up to around 100 million tons per annum, with projects in Australia, Papua New Guinea, and Nigeria.

More significantly, about 45% of the volumes in 2010 are currently committed to liquid markets, giving us flexibility to maximize the value of our portfolio in all markets around the world. By aligning our activities from production to liquefaction transportation to terminals and marketing, we are able to maximize the value of LNG resources for our shareholders and the resource owner. This integration across the entire value chain is really a key competitive strength for ExxonMobil.

We have a very well-earned reputation in the industry for disciplined approach and constancy of purpose.

ExxonMobil’s disciplined approach can be illustrated by our track record in project execution. We have consistently shown leadership in delivering projects on time and on budget. The bars on the chart show variability for both cost and schedule, with average results from start-ups over the last five years versus the funding basis, which is shown by the red dashed line. These major ExxonMobil operated projects, representing a total Capex of about $40 billion gross, were delivered within 5% of the level projected at funding for both cost and schedule. And in 2007, new project start-ups exceeded expectations, coming in at about 10% better than funding for both measures, driven by the RasGas Train 5 record I mentioned earlier and Marimba in the deepwater offshore Angola. Not only did ExxonMobil’s projects meet or exceed funding expectations, they also consistently delivered the absolute fastest execution times in the industry.

The chart on the right compares ExxonMobil operated project cycle time from funding to start-up versus competitor projects for LNG, deepwater West Africa and Arctic. In each category, each geographic environment, we delivered project start-ups faster than our competitors, bringing maximum value to our shareholders and resource owners. ExxonMobil’s disciplined and consistent project management systems, implemented by very experienced project professionals all around the globe, is delivering consistent industry-leading project execution performance.

A disciplined and consistent approach is also reflected in the reliability of our installed facilities. This chart shows average uptime performance from ExxonMobil interest facilities around the world. ExxonMobil-operated facilities are shown in red, and the operated by others facilities are shown in blue. On an absolute basis, both operated and OBO uptime is high-averaging over 90%. The ExxonMobil-operated facilities consistently outperform the OBO facilities with a widening gap in more recent years. Of course, this is no accident. ExxonMobil-operated assets benefit from a strong internal focus, supported by a suite of global project management systems, best practices and tools, as Rex mentioned, that are implemented on a consistent basis globally by qualified professionals all around the world.

ExxonMobil is driven to maximize the value of our assets. It is our obligation to resource owners and shareholders. And it is a major strength of the full suite of capabilities and technologies that we can bring to individual assets.

ExxonMobil’s ability to maximize asset value through innovative technology application and operations excellence is a key competitive distinction. And let me just share four examples with you.

Imperial Oil, a 70% ExxonMobil-owned Canadian affiliate, operates the Cold Lake field in Alberta, the largest thermal in situ oil sands project in the world, with over 4,000 wells. The field has produced over 850 million barrels, and has more than 3 billion barrels of remaining recoverable resources. Through the application of cyclical steam stimulation technology, Imperial is systematically increasing their production and recovery rates, as shown by the graph in the upper left. Today, the field produces about 150,000 barrels of bitumen per day and recovery has increased from 13% to over 30%. The incorporation of new technologies currently under development is expected to further increase future recovery.

In Nigeria, the East Area project will increase recovery from six fields through the expansion of gas gathering and injection systems and the installation of gas compression. The Additional Oil Recovery and Natural Gas Liquids projects, with a total growth investment of over $4 billion, are increasing liquids recovery and at the same time helping to eliminate routine gas flaring offshore.

Incremental volume from the project is shown on the top right chart. At its peak, new liquid volumes will total nearly 130,000 barrels a day gross. And over its lifetime the project is expected to deliver an incremental 560 million barrels of oil and 300 million barrels of NGL gross.

The Gippsland Basin in the Bass Strait Australia is a very long-established oil and gas production area. Since 2005, we have added over 30,000 barrels a day to our base liquids production by using a wide range of technology enhancements. Additionally, since 2004, we have identified an incremental 1 trillion cubic feet of gas. Using new tools, such as improved seismic processing and analysis and enhanced drilling accuracy, we have significantly extended the production life of the Bass Strait fields.

The Upper Zakum field in Abu Dhabi, one of the world’s largest, is estimated to contain approximately 50 billion barrels of oil originally in place, with only 5% to 10% of the resource produced to date. Studies are underway to increase production from 500,000 barrels a day to 750,000 barrels, a 50% increase. ExxonMobil’s full suite of technologies in reservoir and well management and production operations will be applied to maximize ultimate field recovery.

ExxonMobil’s ability to maximize asset value through operations excellence is also reflected in effective management of operating costs. This slide shows ExxonMobil’s unit cash and total unit cost indexed to 2003 versus competitors over the same time period. A 2007 comparison is not included for us because data for BP and Shell are not yet available due to their later SEC filing deadline.

The chart on the left shows unit cash cost, which includes both production and exploration costs. The chart on the right shows total unit cost, which also include capital asset depreciation costs. As you can see from the graphs, while ExxonMobil is not immune to the recent overheated cost pressure in the industry, through a disciplined and consistent approach to life cycle cost management, we are able to manage cost to significantly lower levels than competitors. By continuously high-grading our asset portfolio, as well as maximizing the efficiency and learnings that come from our global production operation best practices and contracting approach, we have been able to significantly mitigate market effects.

The last of the focus areas I will address today is that of a very long-term perspective. We produce and market commodity products that inherently experience market cycles. To be the leader in this business, it is important to look through the market cycles, focus on those things that are under your influence, and position the business to take advantage of opportunities. This has long been an ExxonMobil focus and strength.

This chart gives you an example of the timeline associated with project development in a very environmentally challenging location, as well as the role of technology. The example shown is Sakhalin 1 in Far East Russia, where ExxonMobil expects to develop over 5 billion oil-equivalent barrels of resource. As you can see, a significant amount of time was spent conducting tests, acquiring, analyzing data about the geology in the remote, harsh Arctic environment. To give you a feel for that, Sakhalin Island has several months of offshore pack ice and sea floor gouging, with extreme blizzard conditions during that period. That is then followed by a typhoon season after the ice melts. On top of that, there is seismic activity.

So to overcome these challenges, the Orlan platform, the Yastreb drill rig, DeKastri terminal, and other infrastructure were designed to withstand extreme seismic and environmental conditions. And in January, we drilled the world’s longest extended reach well at over seven miles from the Yastreb rig. It took nearly 10 years from PSA signing to start-up and today, the Chayvo field is producing over 230,000 barrels per day, with 95% uptime and has already recovered over 100 million barrels.

Advances in sub-surface imaging technology, unique Arctic expertise, extended reach drilling, and completion technologies, and a whole range of very much less visible capabilities but very important capabilities, have been critical to this venture’s success. Of course, we will apply these technologies and develop new ones for future Arctic resource pursuits. Conceiving and maturing these advances require a very long-term perspective, focusing on the business fundamentals and seeing through several economic and political cycles.

New technology is key to unlocking future opportunities. ExxonMobil maintains a consistently strong long-term commitment to research, and dedicates a portion of its Upstream research program to high-risk, high-reward projects that have the potential to make a game-changing business impact. We call this breakthrough research.

It begins with a structured innovation process that focuses the creativity of our researchers on the very foremost business needs and potential prizes. Examples of breakthrough projects at various stages of maturity are shown on this slide. Evaluation-stage projects include next generation seismic imaging for hydrocarbon detection and innovative reservoir modeling to build on our industry-leading reservoir recovery capability. The evaluation stage projects include two methods for recovery of unconventional resources, namely a new approach for bitumen recovery and our Electrofrac process for in situ conversion and recovery of shale oil.

Two of our breakthrough technologies, Multi-Zone Stimulation Technology for unlocking tight gas and our R3MSM method for electromagnetic detection of hydrocarbons, have been recently recognized with industry awards for the truly breakthrough advances that they represent. Sustained commitment to technology development over the long term continues to deliver a strong competitive advantage for ExxonMobil.

While all that I have talked about is necessary to be successful, it is not sufficient. ExxonMobil has long held a view that making the most of energy resources is about more than oil and gas production. It is also about developing people and human capacity and creating and delivering very long-term benefits to local communities. Our approach to National Content development is based on long-term strategic plans consisting of three broad components: Workforce Development, Supplier Development, and Strategic Community Investment. By investing in workforce and supplier development, we are building a base for long-term economic progress. We are dedicated to maximizing the number of local employment opportunities and developing local enterprises wherever we do business.

Additionally, ExxonMobil has a long tradition in making a positive contribution to the communities in which we operate, specifically targeting and funding programs to reduce known barriers to development, primarily in health, education and infrastructure. The ExxonMobil Foundation awards grants through two key signature initiatives, which you are well aware of, the Africa Health Initiative and the global Educating Women and Girls Initiative.

At ExxonMobil, we believe National Content development is an important business imperative. It can contribute significantly to the economic development of a nation and its citizens, thus further maximizing value to resource owners.

These are our strengths. Collectively they enable a growing competitive advantage.

Beginning with our resource reserves base, competitor numbers are estimated from public statements. For Shell, in the absence of a public statement, the estimates simply reflect their year-end 2006 reserve base. Below each bar, reserves are shown as multiples of 2007 production. You can clearly see ExxonMobil’s solid reserves base is the largest in the industry, has the longest life. Let’s move now to our production outlook.

Our outlook reflects profitable capacity growth and the strongly diversified nature of our portfolio. As you can see, near-term growth is driven by activities in the Asia Pacific, Middle East, Caspian, and the African regions. This growth more than offset declines from mature assets in the Americas and Europe. Total worldwide capacity is shown by the bottom chart. Oil is expected to account for about 60% of annual capacity for the foreseeable future. Growth in the gas segment will be driven by our major LNG projects in Qatar.

And I will give you the same qualification that you have heard previously. The actual volumes produced might well follow a less smooth path due to variables such as weather, geopolitics, regulatory changes, quotas and price. Also, this outlook does include near-term asset divestments.

Each year we update our estimates on project timing given technical, regulatory, commercial readiness of the projects in our inventory. The capacity outlook shown here is the result of that process. It is an outcome of all the disciplined systems and processes and forces that we talked about earlier. We do not move forward on any project until it achieves a level of robustness reflective of the kind of opportunities and quality of opportunities that ExxonMobil pursues. We are focused on making quality investments to maximize profitability and long-term shareholder value.

I will move now to key Upstream competitive metrics and other ways we are growing shareholder value.

This chart shows ExxonMobil’s per share growth for proved reserves, production and earnings indexed to 2003 versus the competitors’ average. Over the past five years, ExxonMobil’s reserve growth per share has averaged about 5% per year. Production growth per share has averaged about 5% per year. And earnings growth per share has averaged about 22% per year. The gap with competitors demonstrates ExxonMobil’s focus on consistently maximizing value for our shareholders.

Let’s move now to earnings per barrel.

As you know, we have consistently led competition in this indicator of value for the assets under management. Over the five-year period since 2003 to 2007, ExxonMobil’s earnings per barrel of $14.20 was nearly 23% better than the average of competitors — 23%. And in 2007, at over $17 per barrel in earnings, ExxonMobil generated $3.00 per barrel more than the average of competition. This demonstrates ExxonMobil’s ability to capture more of the upside and outpace competition throughout the price cycle, again extracting more value for our shareholders.

The final chart begins by showing on the top left the results of our capital discipline. Despite the significant investments required to meet the development of large, complex projects and escalating market costs, our capital investment remains very, very well managed. Competitors have significantly increased their capital employed, largely through new investments and some acquisitions during this time period. The chart on the right illustrates the results of our ability to maximize profitability. As you can see, we are generating higher earnings than competitors, while continuing to manage our capital base.

The chart below summarizes the bottom-line results. It is no surprise that our return on average capital employed, perhaps the best single performance indicator in this very capital-intensive, long-term business, continues to lead competition, and was 18 percentage points or 75% higher than the next best in 2007.

Our Upstream strategies and strengths are delivering consistently superior returns for ExxonMobil shareholders. And our opportunity pipeline is full, positioning us to further increase our lead over competition into the future, irrespective of the price environment.

Thank you for your attention. And I would now like to welcome Steve Simon who will review our Downstream and Chemical businesses with you.

Steve Simon, (Senior Vice President)

It is indeed a pleasure for me to cover with you today ExxonMobil’s Downstream and Chemical businesses.

Turning first to the Downstream. In the Downstream, we also had an outstanding year, with record financial performance in 2007, earnings of $9.6 billion, generating our best ever return on average capital employed of 38%. We capitalized on the industry environment with continued strong refinery performance, with a throughput of 5.6 million barrels per day, and petroleum product sales of 7.1 million barrels per day.

These results were underpinned by continued operational excellence. For example, best-ever results were achieved in environmental performance and energy efficiency. We again delivered well over $1 billion of after tax “self-help” through margin enhancements and operating expense efficiencies. And we have maintained our disciplined approach to capital management, with Downstream capital employed flat since the merger.

Our best-in-class performance is underpinned by a sound, proven business strategy. Our overarching objective for the Downstream is to deliver long-term sustainable growth in shareholder value superior to that of our competition, regardless of the margin environment.

To achieve this objective, we focus on the strategies listed — best-in-class operations; quality, valued products and services; industry-leading efficiency and effectiveness; integration with our other businesses; selective resilient investments with advantaged returns; all underpinned by leading-edge technology.

Our ability to execute these strategies stems from a unique set of underlying Company strengths. Our portfolio of quality assets, featuring global scale and integration, creates significant structural advantages. Our disciplined, consistent, relentless focus on operation excellence, delivering best-in-class performance in safety, environmental protection, operating efficiencies and business controls. Value maximization, getting the very most out of our assets through raw material flexibility, increased yield of high-value products, and asset utilization.

And long-term perspective, maintaining very tight reins on capital expenditures, ensuring investments are robust even in the toughest environments, while investing in proprietary technology to maintain our leadership in developing and deploying new technology — all key to growing our competitive advantage over time.

Our Downstream portfolio of assets and global integration are unmatched by competition. ExxonMobil is the largest global refiner, with interests in 38 refineries throughout the globe. In addition, we are the largest global supplier and marketer of petroleum products, and the largest manufacturer and marketer of lube basestocks and of synthetic finished lubes. When you combine this global scale and integration among these businesses, you create structural advantages that are extremely difficult to replicate.

With that overview, I will now discuss how these various strengths translate to competitive advantage in each line of business within the downstream, starting with refining. The chart on the left shows that we not only have more capacity than our competition, but this capacity is also broadly positioned geographically. We have a strong position in mature markets, but importantly also have a significant presence in Asia Pacific — Singapore, for example — which positions us well for projected demand growth in that region. And you are likely aware that we are progressing a fully integrated project in China, partnering with Saudi Aramco, Sinopec and the Fujian Province that will further strengthen our position in serving the rapidly growing China market. I will come back to this venture later.

We also enjoy significant economies of scale, with our average refinery over 60% larger than industry, as indicated in the middle. In addition, the chart on the right shows that over 75% of our refining capacity is integrated with lubes and/or Chemicals, affording significant product yield and cost advantages. These structural advantages, combined with our relentless pursuit of continuous improvement, drive our success in delivering self-help through margin enhancements and cost efficiency.

With regard to margin enhancements, we have grown and will continue to grow our base capacity through low cost debottlenecking steps and minor additions. This chart illustrates that our global refining distillation capacity has grown about 50,000 barrels per day per year since 1995. Here in the U.S. we have grown capacity at a rate 50% faster than the industry average. Similarly, our global conversion capacity has grown about 30,000 barrels per day per year, over this same period, increasing our ability to produce higher value products. Advanced technology in fractionation, catalysis, coke morphology and process modeling have allowed us to debottleneck our capacity at a fraction of grassroots cost.

Consequently, this capacity growth remains economic and resilient over a wide range of industry margins scenarios. Our capacity growth rate is equivalent to building a new refinery every three years, but at a small fraction of the cost of a new build.

We have also made significant progress in expanding our capability to process advantaged raw materials, crude and feedstocks, which are very difficult to process, and therefore discounted in the marketplace. Over the periods shown we have increased the volume of advantaged raw materials by some 50% to over 1.5 million barrels per day, or almost 30% of our total feed slate. Last year our refineries ran over 135 crudes that were new to our individual refineries, 15 of which never having been processed by ExxonMobil anywhere before. We currently process these advantaged raw materials at about twice the industry average rate.

Many of the tools and technologies we use to increase raw materials flexibility and optimize product streams moving through our refineries and chemical plants have been developed or enhanced as part of our molecule management program that Rex mentioned earlier. When we first introduced this proprietary, leading-edge technology we estimated the associated benefits at roughly $500 million per year before tax. We now estimate the associated benefits to be $1 billion or more per year before tax, double our original estimate. And as you see, we already captured $850 million per year, or 85%, of the identified prize.

As part of this program we have developed molecular fingerprinting technology that enables better understanding of the key characteristics of a crude beyond just the physical, which are well understood, right down to the chemical, molecular makeup. This in turn enables more precise selection and blending of crudes with properties that maximize yield of high-value products and chemical feedstocks, while at the same time increasing utilization of lower cost crudes.

Similarly, we have developed technology in advanced process modeling, which we combine with our process control and optimization tools and our scheduling and blending best practices, to realize the highest value for each product stream. As best we can determine, no one else in the industry is positioned to replicate these advantages anytime soon.

Our refining self-help initiatives aren’t just limited to margin enhancements, we are also delivering benefits from improved operating efficiencies. We have an intense focus on continuously improving operating efficiency. Energy accounts for roughly half of our refining cash operating cost. This graph illustrates how we are positioned on energy efficiency versus the rest of the industry. As a result of our disciplined Global Energy Management System, again which Rex highlighted at the outset, and our cogeneration investments, we are outpacing competition, improving our energy efficiency at a rate about three times that of industry, almost doubling our advantage between 2002 and 2006.

Similarly, we continue to expand our advantage in workforce productivity, reflecting new technology and enhanced work processes. Workforce costs constitute about one-fourth of our refining cash operating costs. As a result of these and other efficiencies, our refining unit costs are significantly lower than the industry, and we are widening our efficiency advantage by an additional 6% between ‘02 and ‘06 to about 14%, equating to an opex advantage with our operations of about $1.5 billion per year.

Similar to refining, our Fuels Marketing business is also competitively advantaged. With regard to structural advantages, we are the largest global supplier and marketer of petroleum products. We leverage this scale, along with our integration with refining, to take advantage of a broad spectrum of customer channels. Our global fuel sales are optimally distributed among Retail, Industrial and Wholesale, Aviation/Marine, and finally, Supply sales direct from our refineries. Having well-established access to all these channels allows placing products in their highest value disposition. And underpinning our ability to capitalize on these many structural advantages is a robust suite of global systems, work processes, and best practices, ensuring consistent and successful execution of our business strategies worldwide. We use these advantages to improve margins and increase the efficiency of our business.

As a result of high-grading our fuels marketing assets and increasing utilization, our fuel sales volume per site is up over 6% since 2002. At the same time we are growing non-fuels income per site—by one-third since 2002—through increased sales of convenience products, expansion of strategic alliances, and additional revenue from high margin activities like car washes.

Additionally, despite the heated inflationary environment, we have reduced fuels marketing opex by 7% over the last five years, reflecting more than a 30% reduction in workforce as we improve productivity by consolidating work activities and lower costs concurrent with portfolio restructuring.

And with respect to capital efficiency, our portfolio high-grading has resulted in a significant improvement in sales per dollar of capital employed, more than a 50% increase over the period shown. Since 2002 we have reduced capital employed in our fuels marketing business by about 30% with divestments of underperforming assets.

Moving to our Lubes and Specialties business. Again, we’re structurally advantaged versus the industry. We are the largest manufacturer and marketer of lube basestocks. Our interests include 12 lube refineries and 37 blend plants around the world. Over 95% of our lube basestock manufacturing capacity is integrated with fuels Refining, providing significant cost efficiencies and product yield advantages. We are also the leader in marketing synthetic lubes, capitalizing on strong OEM relationships. These customers trust us to deliver technically advanced, superior products, for example, our industry leading Mobil 1 motor oil.

Having structural advantages is one thing, capitalizing on them is quite another. And this is where I believe we further differentiate ourselves. We continue to make good progress in simplifying our lubes business, driving down costs. We have significantly reduced the number of blending plants, order centers, and product formulations, resulting in fewer employees and lowering our cost to serve. At the same time, we are growing finished lubes sales in key growth markets, including China, Russia, and India. Our lubes business has grown by 80% in these markets since 2001, a rate more than twice that of industry. Also, worldwide growth in high margin synthetic products, mainly Mobil 1, is also impressive, outpacing industry by almost three to one.

Having now highlighted self-help in all three Downstream segments, Refining and Supply, Fuels and Lubes marketing, let’s now roll these all together. Total Downstream self-help has averaged $1.3 billion per year after tax over the past five years. And we anticipate continuing to deliver self-help of greater than $1 billion per year, even as industry margins scale down to trendline levels.

About 60% of this self-help stems from margin enhancements, which includes processing advantaged crude and feedstocks, increasing capacity utilization, capitalizing on molecule management and upgrading product disposition. Opex efficiencies make up the balance, which have been instrumental in controlling operating expense. But in addition to working on the ROCE numerator by improving profitability through self-help, we have also been working on the denominator by high-grading our portfolio of assets.

This chart shows the impact of the portfolio high-grading over the last five years on our Downstream business. As a result of portfolio high-grading, using 2003 as a base year, we lowered capital employed by 12%, with an associated 7% reduction in low-margin sales. These selective divestments have been key to maintaining a flat capital employed profile, despite the significant investments required to meet regulatory mandates, for example low sulfur motor fuel, and the new growth investment we have in China. The resulting improvement in capital efficiency positively impacted return on capital employed by about 4 percentage points in 2007. And we are pleased that we were able to dispose of these assets while generating a net transactional profit of over $1 billion.

In addition to focusing on upgrading our existing portfolio of assets, we are at the same time capitalizing on profitable growth opportunities, perhaps the best example of which being our manufacturing and marketing joint ventures in China. We are pleased to have formed, together with our partners Saudi Aramco, Sinopec and the Fujian Province, the Fujian venture, a world-scale refining and chemical manufacturing joint venture, coupled with a fuels marketing joint venture in China. The paired fuels marketing joint venture includes approximately 750 retail stations, with re-branding underway.

Construction is well underway to expand capacity, increase conversion capability, and sour up an existing 80,000 barrel per day refinery to 240,000 barrels per day. In addition, the project will construct a new 800,000 ton per year steam cracker, with associated polyolefins units and an aromatics complex. The start-up of the new manufacturing facility is anticipated next year.

Integration, leading-edge technology, world-class operations and participation across the full value chain, from crude processing to fuels and chemicals marketing, will ensure competitive advantage in the growing China market. This will be the only fully integrated venture with foreign participation in China.

You have heard me speak repeatedly about competitive advantage. Well, the next chart I believe provides overall confirmation. This chart illustrates how we have differentiated ourselves from competition in the Downstream. The chart at the top left shows the results of our capital discipline and portfolio high-grading. We have maintained a flat, in fact, slightly lower capital base over the past five years, despite the significant investments required to meet mandated new product specifications and industry cost pressures. In contrast, both Shell and BP increased their capital employed, largely through new investments and some acquisitions during this same period.

The chart at the top right illustrates the results of our self-help improvement. The bars represent reported earnings. And as you can see, we have grown earnings at a faster pace and greater magnitude than either Shell and BP, even with a flat capital base. The chart below summarizes bottom-line return on capital employed results. Our downstream approach is delivering consistently superior returns for ExxonMobil shareholders. And our opportunity pipeline is full, which we believe positions us well to further increase our lead over competition as we move to the future, regardless of the downstream margin environment.

We have been continually improving the return on our business, and expect to continue doing so, as demonstrated on this last downstream chart. The red line shows our Downstream return on capital employed performance at actual margins. We believe a better way of measuring progress is to look at return on capital employed at constant, or trendline margins, washing out the year-to-year industry margin volatility, providing a more accurate apples-to-apples comparison.

The bars at the bottom depict the steady progress we have made in improving return on capital employed at trendline margins. We have been successful in improving the return on our business 1 percentage point per year, and have plans in place to continue this trend. Historic indications are that competition will be unable to match this performance. So we have confidence in further expanding our lead over competition as we move to the future.

Now turning to the Chemical business. Our Chemical business also had an outstanding year in 2007. Earnings of $4.6 billion topped the prior year’s record of $4.4 billion, and represent the highest in our history and the highest ever among oil competitors. Return on capital employed of 34% was also a record, and significantly higher than any of our traditional competitors. It also marked the fourth consecutive year above 20% return.

These results were underpinned by continued operational excellence. For example, best ever results were achieved in employee safety, operating reliability and energy efficiency, which were key contributors to continued delivery of over $500 million of after tax self-help improvement. At the same time we have made significant progress in positioning the Company for long-term growth. Our capital expenditures totaled $1.8 billion as we began construction on world-scale projects in Singapore and China.

Our continued industry-leading Chemical performance is the result of sound, long-term strategies, which have been tested and proven successful over the decades, spanning several different business cycles. These strategies include — a differentiated portfolio of businesses that are well positioned to take advantage of the integration synergies with our other businesses; a relentless focus on operational excellence in every aspect of the business; disciplined, selective investment in advantaged projects that support growth and achieve industry-leading returns, and consistent with the theme that you have heard throughout, all underpinned by superior technology, which we believe to be a significant source of differentiation.

These strategies remain the foundation of our business, and consistent and successful execution of these strategies, enabled by a set of underlying Company strengths, has been the key to our success. Strengths which include, a unique mix of commodity and specialty chemical businesses that deliver superior performance throughout the business cycle. Global integration, capitalizing on synergies with Upstream and Downstream operations, synergies worth hundreds of millions of dollars each year. Disciplined, consistent, relentless focus on operational excellence to increase the contribution of existing assets, while ensuring uncompromising integrity of our operations. Value maximization, capitalizing on our proprietary technology for increased utilization of lower-cost advantaged feedstocks and successful development and commercialization of higher value premium products. And long-term perspective, maintaining a disciplined structured approach to capital management, investing only in projects with feedstock, technology, or marketing advantages to ensure long-term competitiveness regardless of the economic environment. All of these strengths are key to delivering industry-leading performance and growing our competitive advantage over time.

Now I will focus more specifically on each of these strengths. We have developed a unique portfolio of businesses over many years, pursuing profitable growth in both commodity and specialty products. We have built a leadership position throughout our portfolio, ranking first or second in over 90% of our businesses. Earnings from our less cyclical specialties businesses are shown in blue. These businesses provide a consistent, strong earnings base throughout the industry cycle, historically providing a 2% uplift to our overall return over a full business cycle.

In 2007, our specialty businesses contributed $1.2 billion, up 27% from 2006, and surpassing $1 billion for the first time. We expect our specialties portfolio to continue performing well, providing a consistently strong earnings base. Earnings from the higher volume, or cyclical commodity businesses, are shown by the red bars. These businesses provide significant earnings in the up cycle, although they are impacted to a greater degree in the down cycle. Driven by strong volumes and margins in the olefins and aromatics value chain, earnings from these businesses have averaged well over $3 billion for the past three years.

A key reason these businesses stand out versus competition is our unique capability to capitalize on integration synergies. Integration benefits continue to be a key differentiator. Our chemical business is highly integrated with Upstream and Downstream operations, enabling capture of synergies throughout the value chain. Over 90% of our chemical capacity is integrated with large refining complexes or natural gas processing plants. Our Upstream synergies relate primarily to accessing advantaged gas feed stocks. Downstream synergies are created through exchange of feedstocks between our refineries and chemical plants, ensuring the highest value of the various feedstock streams are realized. With the use of sophisticated models we continue to enhance our capability to optimize feedstock and production plans on a real-time basis, a capability that is not easily duplicated.

Joint ownership and co-location of refining and chemical sites also enables energy and utility usage to be optimized across the entire site, including installation of energy efficient cogeneration facilities. At these joint sites we also share maintenance, laboratory, engineering, financial and other support services, resulting in lower cost and more efficient operations.

In addition, common work processes and systems covering safety, maintenance, inspection, reliability, training, and essentially all areas of operation are shared and best practices incorporated. These integration synergies have delivered significant benefits. Since 2002 we have grown chemical and refining synergy benefits by over $850 million per year before tax, and we expect to continue growing these benefits, further differentiating ourselves from competitors, who are in many cases, becoming less integrated. Disciplined, consistent focus on operational excellence is another key source of improvement benefits, a few areas of which are depicted here.

Energy efficiencies are continually identified through the extensive use of our global energy management system described earlier in the Downstream discussion. Over the last four years, energy consumed per unit of production as been reduced by 9%. That is an improvement pace over twice that of competition. Running our plants at capacity with fewer interruptions results in safer, lower cost operations. It also enables higher production volumes with little or no additional investments.

Our 2007 operating reliability was the best-ever, with the upper right panel showing a reduction of over 50% in unplanned capacity losses compared to 2003. This, combined with technology advances and elimination of production constraints, resulted in adding the equivalent capacity of about 1.5 worldscale steam crackers over the periods shown at significantly less than grassroots cost.

The implementation of more efficient work processes has resulted in increased productivity and a sustainable reduction in workforce cost. As depicted in the lower left panel, we have reduced our workforce by about 8% over the last four years, which when coupled with volume growth, equates to an overall productivity improvement of 12%.

Our challenge is to find ways to continually remove cost from the business while improving operations integrity. As shown in the lower right panel, we have reduced our constant dollar direct costs by 11% over the period shown. Or said another way, we have offset inflation during the past four years while achieving best ever performance in safety and reliability.

Another key contributor to our results is the ability to maximize the value derived from our assets, including growth in advantaged feedstocks. We continue to expand our feedstock flexibility, lowering raw material cost. Since 2003, we have increased utilization of advantaged steam cracking feeds by about 20%. Over 55% of our current ethylene production is from advantaged feedstocks, and we expect continued growth going forward.

The key source of our advantage is feedstock flexibility, the ability to run a wide variety of feedstocks to maximize the use of lower-cost streams. Over the past four years we have qualified nearly 300 new steam cracking feeds of varying quality, including some very heavy materials. We continue to invest in low-cost feed flexibility projects to further increase our utilization of advantaged feedstocks.

Combined with molecule management, discussed earlier, we’re able to rapidly switch streams from fuel to chemicals and back as market conditions change. In literally minutes we can alter the mix of streams we are processing to maximize total value. It is difficult to overstate the value that such feedstock flexibility adds to our operations.

Steam cracker technology enhancements and global best practices are key enablers. ExxonMobil began operating the first steam cracker in 1941. And 60-plus years of technology development has given us a significant competitive advantage in this, the very heart of the petrochemical process. An example — the new cracker furnaces we’re building are 20% larger than typical industry, and have a 4% to 5% conversion advantage.

In addition to advantaged heavy feeds, we continue to focus on growth of advantaged Middle East ethane. Our existing joint ventures in Saudi Arabia and planned new facilities in the Kingdom and in Qatar convert low-cost ethane into value-added polyethylene and other derivatives.

In addition to the value-added from advantaged feed stocks, we also maximize the value of our assets by producing higher value “premium products.” Present in both our commodity and specialty businesses, premium products generate improved margins because their properties provide a better solution to customer needs than do alternatives. In conjunction with customer collaboration and application support, we have made significant technology investment to efficiently discover, develop, and commercialize new products. As a result, we have seen strong growth in premium products sales, increasing almost 35% over the last four years alone — a growth rate well above the overall industry average. A recent example of our specialty business is in the development of new battery separator films, which significantly enhance the power, safety and reliability of lithium ion batteries for hybrid and electric vehicles.

In addition, a significant portion of premium product growth is in our commodity businesses, where differentiated products have superior properties and therefore retain higher value across the business cycle. A good example of this growth in commodities is our line of polyethylene products based on metallocene catalysts, which has averaged 20% per year growth for the past five years.

The introduction and growth of premium products in Asia is also a key focus area, further enabled by the new facilities being constructed in Singapore, which I will describe in more detail in just a few minutes. Continued profitable growth of premium products is one of the keys to further growing our advantaged position longer term.

Now all of the self-help areas that I have described, the integration and synergy, operational excellence, advantaged feedstocks, premium products growth, all of those combined to deliver well over $500 million of after tax self-help to last year’s bottom line, as we have done consistently over the past several years. This rate of self-help capture is greater than what is required to offset experience curve margin decline, yielding improved return on capital employed at constant margins.

And as we expand and grow the business further, we expect to continue delivering self-help at a rate faster than industry margin decline to ensure we remain ahead of competition. While we continue to work hard at ensuring our base assets remain competitively advantaged, we are also working to advance several major growth projects.

Over the next 10 years we expect Asia will account for some 60% of the world’s petrochemical growth, with nearly 40% in China alone. By 2015 we expect Asia will account for about 50% of global demand for key commodity products, and China alone will represent 25%.

Now we have a large, existing advantaged asset base in the Middle East and Asia. These investments benefit from integration with other operations, advantaged feedstocks, and market access, and are well positioned to supply the growing Asia markets. In addition, we continue to actively pursue major projects, Saudi Arabia, Qatar, Singapore and China to provide additional advantaged capacity. Each project is unique and in a different phase of development. The Saudi Arabian project would add new premium products, including several thermoplastic polyolefins, to existing world-scale petrochemical complexes. Qatar is a new petrochemical complex that would include a world-scale cracker and ethylene derivative units, capitalizing on advantaged feedstocks. We continue to make good progress on feasibility studies for these two projects.

The Singapore project is a second world-scale steam cracking train and derivative units, which I will describe shortly. And as covered previously, Fujian is a fully integrated joint project with the Downstream. Both of these projects are under construction. Based on these overall plans, we would anticipate increasing our steam cracker capacity in Asia and the Middle East by over 60% within the next several years. In contrast, our traditional competitors start from a smaller base and have lower announced growth plans. So we are targeting not only to maintain, but in fact to grow our lead over competition in these key markets.

A significant part of this growth plan ties to our second world-scale petrochemical project in Singapore. Singapore is strategically located to supply high growth markets in Asia, especially China. Our existing chemical plant is highly integrated with the refinery, and is considered a best-in-class manufacturing operation. Together the refinery and chemical plants form one of the largest integrated manufacturing sites in the world. This project adds a second world-scale cracker, along with a significant investment in associated derivatives. We expect significant synergy capture as these units benefit from full integration with both ExxonMobil’s largest refinery and the existing chemical plant. These facilities also incorporate best practices for energy efficiency, including a 220 megawatt cogeneration facility, making it one of the most energy efficient steam crackers in the industry.

Building on our extensive cracker technology expertise I referenced earlier, the new Singapore steam cracker will have the greatest feed flexibility of any ExxonMobil cracker in the world, from ethane to heavy liquid feeds, allowing us to take full advantage of lower cost feed and of our molecule optimization capability. The investment also significantly increases our ability to supply higher value premium products. We will be employing our latest proprietary metallocene technology for the first time in Asia, which will allow us to provide high performance, premium products for the rapidly growing Asian market.

The Singapore project construction is well underway, and with start up in early 2011 we will be well positioned to further extend our competitive advantage in the region. Speaking of which, let’s conclude by reviewing a comparison of our results with the competition.

With respect to capital employed, the major oil competitors shown have maintained a relatively flat capital base over the past five years. However, aided by the pace and magnitude of our self-help improvements over the periods shown, our earnings have grown faster than our traditional petrochemical competitors. Now Dow, who we consider a formidable chemical-only competitor, has increased earnings but at a slower pace and on a much higher capital base, which increased more than 30% over the period. Consequently, we are clearly leading our competitors in return on capital employed, and have done so for the entire business cycle.

Although not shown on the chart, I want to highlight the fact that over the past 10 years we have averaged 17% return on capital employed compared to estimates of 6% for traditional oil competitors and 11% for Dow. These comparative data demonstrate that our Chemical business is delivering superior value for ExxonMobil shareholders. And with continued delivery of self-help improvement and technology advancements, coupled with the major growth opportunities we are pursuing, we are well positioned to further extend our lead over competition as we move to the future.

That concludes my remarks. I would thank you very much for your attention. And now let me turn it back to Henry, who will review the remaining agenda.

Henry Hubble

We will now take a short break. And if I can ask everybody to be back in the room and in seats at about quarter after the hour, we will conclude with closing comments and then take your questions. Thanks.

BREAK

Henry Hubble

If everybody would please find their way to their seats, we will go ahead and get started with the closing remarks, and then go into the Q&A.

I will turn it over to Rex for closing remarks.

Rex Tillerson

Welcome back, everyone. I would like to conclude my remarks by focusing on the unique combination of ExxonMobil’s strengths and how they are helping us, as you have heard throughout the morning, to continue to grow our competitive advantage.

Our portfolio of businesses and assets is industry-leading, and we continue to upgrade that portfolio, both at the top and at the bottom. Our ability to deliver superior business results through the quality, scale and integration of our businesses is unmatched. Our people are the best in our industry and working within our global functional organization, we get the most of their abilities. We manage our business globally with discipline and consistency in all we do.

Underpinning our approach is our commitment to technology leadership. Technology is fundamental to our business. And as you have heard, it is key to delivering economic and environmentally responsible growth in the future. Finally, we have always maintained, and will continue to maintain, a long-term view with a relentless focus on maximizing value from our businesses for both resource owners and for our shareholders.

I would now like to share with you a few examples of the superior performance that these strengths delivered. The past five years, 2003 to 2007, has been a period of remarkable success for our Corporation. I have selected a few examples that capture the scale of our achievements.

Underpinning our success is our commitment to safety, delivering industry-leading performance through the dedication of our workforce, and the application of global systems and processes. Our financial success is unmatched. We have delivered record results and we have outpaced our competition. Shareholders have been rewarded through record distributions, both dividends and share repurchases, as well as strong shareholder returns, averaging 24% per year.

We have invested $3.5 billion in research and development. Our Downstream and Chemical businesses have delivered structural improvements with after tax operating efficiencies and margin enhancements of well over $1.5 billion a year.

In our Upstream business we have more than replaced our production and participated in 46 major project start-ups, with total gross capacity of individual projects of nearly 6.5 million oil-equivalent barrels per day, helping to ensure that the world’s demand for energy supply is met safely and reliably.

The same strengths that have enabled our past achievements prepare us to succeed in the future. Our proven long-term approach and straightforward business model uniquely position ExxonMobil to take on the key challenges facing our industry today. We remain committed to growing long-term value for our shareholders through high standards of operational excellence, disciplined capital investment, development of innovative technology, and the ingenuity and commitment of our employees.

The bottom line, it is all about execution. If you execute well your shareholders are rewarded. We are well positioned to provide superior returns in our sector across any price environment. And we will continue to pursue growth in value for our shareholders over the decades to come.

That concludes my prepared remarks. And the rest of the management committee and I are now happy to take your questions. I would ask that you wait for one of the portable microphones, so that all can hear the question. I’m going to move to the dais over here. As you may be able to tell, I am fighting a bit of a bronchitis, and I am a little tired of standing. So I’m going to move over here to take your questions.

QUESTION AND ANSWER

Question 1

You have unveiled quite a significant step up in Capex with what seems to be against last year a step down in volumes. Could you talk about the Capex increase and whether that is primarily inflation — just to break that out a bit more for us please.

And secondly on the volume downside, could you discuss — well, you mentioned it is an outcome of the process — could you talk about whether it is planning assumptions, economic assumptions, staffing constraints, access issues or decline rates that’s causing that relatively flat outlook?

Rex Tillerson

Well let me make a comment on the volumes first, and then a short comment on Capex. And then I’m going to ask Mark Albers to talk a little bit about the Upstream Capex increase.

As Mark said, and as you have heard us say many times, and we will say it again, and it really is true. We have put together our investment plans, based on all of the opportunities that are in the portfolio, our judgments of the timing and pace of those, and the best judgments we have around cost. And then we lay those against a price planning basis that we use for the future. And we actually look at those across a range of prices to see how they will perform.

When we put all of those together, and then we add to that our base volumes and how we expect they will perform. The base being those things that we have invested, and we have some work program activity, but looking at decline rates, as well as looking at how our price expectations then affect various volumes in various fiscal regimes, we sum all that up and that is the volume outlook. We don’t start with a volume target and then work backwards. So that really it is the volume outlook. And so every year as we show the volumes to you, that is how they are put together.

Obviously, our planning assumptions around price are never going to be correct. We have said that many times. No matter what we assume for price, the only thing I can promise you is that it won’t be that price. But that is how our volumes are put together on our planning basis, not on some other alternate price forecast.

So the volumes are the outcome. They are the outcome of the investment decisions and the work programs and the management of the base resource, using all of the criteria that we use in terms of returns that we want to generate. So it really goes back to what is an acceptable investment return for us in order to move forward with a development.

Now the mix of the volumes changes a bit from year-to-year, although I would not say dramatically, other than timing. Some things have obviously slipped out in terms of timing. Some of those, many of those, are projects which we participate in that are operated by others. And there has been further slippage in some projects this year. And obviously, we reflect that when we update the outlook for you every year.

The impact of prices on future volumes in terms of production sharing contract regimes I think is pretty well understood by this group. That is different from contract to contract, because not all contracts are exactly this same. But clearly it has taken an impact as well in terms of the future volumes. The good news is that we have earned some extraordinarily high returns on some investments in places like West Africa, which are largely under production sharing contracts, and some other areas. So the shareholder is seeing a very high return from the investments that were made, the volume contributions over the long term are less because we have chewed through those cost tranches fairly rapidly at these high prices. So it is a combination of all of those things.

In terms of our ability to grow volumes in the future, again, I think Mark illustrated on some of his charts for you how we think that is likely to play out, again, given our planning assumptions for price, and given our assumptions around the pace with which we think we will be able to move some of the new opportunities. It will continue to be a challenge for us. It has always been a challenge to grow volumes when you are working off of a base as large as ours.

But having said that, I think we have been fairly successful at maintaining stable volumes. Where the growth has not materialized, some of that has been due to very positive factors that we talked about, like price. Some of it has been due to decisions to divest properties, which took some things out of the base that in years past we have not necessarily projected those very far into the future for you. And then some are just performance issues around things that we are not in as much control of as we would like to be.

So having said that though, I think we are quite comfortable with our volumes levels at this time, quite comfortable with our ability to sustain volumes. And we have the opportunity to grow volumes. And I think that is all we ever try to have in front of ourselves is the opportunity to grow our volumes on our terms — on terms that we find acceptable.

The Capex picture is one of a combination of factors. Clearly, the cost, the persistent high cost that everyone in the industry is dealing with is now making its way into our next tranche of projects, both those that we will execute, and more particularly those that others are executing. As we look at our development costs relative to others, we continue to identify that we have an advantage of some amount. And I will let Mark speak to that.

And so our approach in terms of our project management systems and our technology, and all of the things we have talked about in the past that have mitigated a lot of the cost growth for us are still in play. And they will still provide to us an increment of improved performance from a cost standpoint versus what we see in projects that we are not operating. And we have fairly tangible evidence of that based on, again, our large portfolio.

So a big portion of it is just reflective of these persistent high costs which are, as I said, going to make their way into future projects. And then a portion of it is due to some additional activity, some things that are moving ahead that we were not as prepared to put them in the outlook last year.

So let me ask Mark to comment just further on the Upstream, because the bulk of it is in the Upstream, although there is stepped-up costs in petrochemicals, which is reflective of new opportunities in petrochemicals that are very attractive for us that we are now into, or will be entering into execution of those.

Mark, do you want to comment?

Mark Albers

I would describe three elements really in the different Capex outlook, and Rex touched on them. The first would be additional new development activity around, for example, the two deepwater exploration rigs that we are picking up that I referenced in the slide, additional projects that we have in the plan this year, additional phases of projects that we had in the plan last year, but that we now have confidence in the next several phases of those projects. So that is a significant piece of the year-to-year difference.

Another piece is the OBO execution challenges that you are all familiar with, and Rex alluded to. That would be the second piece. And then the third would be the market. And as Rex said, when we look at the market impacts and we compare those projects that we are operating with those that are operated by others, and we have of course detailed knowledge of those that are operated by others because we’re in those projects in a minority role — when we look at those two we have been able to mitigate about one-third of the market impact that the operated by others projects have seen.

Question 1 – follow-up

Can you give us a little more breakdown on the how those three components are sized. Is it about a third each?

Mark Albers

Well, I would say if you looked at the new development, new activity, that is probably on the order of about a quarter of it. The OBO execution is probably another quarter. And the market, for both OBO and ExxonMobil, is the balance with that split.

Steve Simon

I might comment, and Rex alluded to it, in the Downstream and Chemical, when you look at the year-to-year, a little over $2 billion of that is in Downstream and Chemical. And the bulk of that is in Chemicals with our new Singapore parallel train, and then the other projects I described, all of which would fall into the opportunity area. These are all projects that we think would be significantly advantaged versus others in our industry.

Question 2

Rex, you guys have obviously been in this business for a long time. But during the last decade or so, the global economic competitive and political framework in businesses in which you operate have changed fairly significantly. On this point, could you relate what you consider to be the most important challenges in those three areas, or in any other areas that you might deem appropriate, as it relates to execution of the business plan over the next several years, just to put it in perspective?

Rex Tillerson

Are you talking about just in terms of the global landscape?

Question 2 – follow-up

Yes.

Rex Tillerson

Well obviously, the cost pressures that we’re seeing as a result of the rising commodities situation globally. A big piece is of course obviously oil, we are seeing a high price. But with that, as all of you know, commodities by and large have been rising very rapidly. And those tend to affect a lot of our costs, because a lot of raw materials are required to carry out our activities.

So the cost are I think a significant challenge for the industry as a whole, and they are a challenge for us as well. Again, as I have indicated, I think we are well positioned relative to others to manage that, to deal with that, and to offset some portion of it.

But along with that cost then is becoming — and we have talked about it for some time now, is the availability of skilled labor. I think one of the things that is going to really challenge the industry to meet the energy needs in the next several years is going to be the availability of equipment and people. And set the engineers and scientists aside for a minute, there is just a tremendous demand right now for skilled labor in terms of craft labor. A lot of these major, complex projects like we are carrying out in Qatar right now, where we have got, I think, close to 65,000 people are working on our projects in Qatar. That is a lot of pipefitters and a lot welders and a lot of electricians and a lot of skilled craftspeople that all have to be brought in from around the world.

There are equally large demands going on everywhere around the globe — not just in our industry, but in a lot of others as well. And that is putting significant pressure on our ability to move our projects forward on the pace that we want, as cost effectively as we want, and delivering those things on time.

Again, having said that, I think the systems and the processes that we have developed over the years, and the approach that we take, a lot of this is on up-front planning. And as I said at the end of my remarks, for the near-term, in the next few years, this is all going to be about execution. And I think we are well positioned to deal with that. So one of the most immediate challenges I see in front of us as an industry is this one.

Longer term the challenge we have today is one we talked about last year in terms of just continuing to have access to all of the opportunities, access to resources. There are plenty of resources in the globe to meet the energy supply. It is just a question of the capital dollars, the technology, the know-how being allowed to access those to develop those resources to bring them to the marketplace.

Unfortunately, the climate that we are in politically right now around the world is not what I consider to be the type of climate that we need to promote the energy development to meet the world’s needs. We have consuming countries who are obviously concerned about the high cost of energy. They are concerned about the reliability of supply. And so there is a somewhat rush towards energy independence, currently led by this country. And an erecting of certain trade barriers, or erecting barriers to freedom of trade back and forth as a result. Countries that are producing nations are also wanting to use the wealth of their nation to elevate their own place in the global situation. And that is perfectly to be expected.

But what I see happening around the globe is instead of people reaching across to one another and saying, we have got a really serious challenge ahead of us to supply the world with the energy it needs, people are putting up barriers and walls — both rhetorically and with policy decisions, that is not going to provide the type of environment we need to get at the solutions to meet the energy challenges in front of all of us.

So I think that is the second element that has really begun to evolve and it is coming to a bit of a crescendo here in the last couple of years. It provides us with a particular unique challenge in terms of the role that we know we need to play as the world’s largest integrated oil company to meet the world’s energy needs. And that is what we were built to do. That is what we are committed to do. And to also promote an open dialogue between consuming and producing countries, rather than a lot of protectionist measures.

The solutions are going to come through consuming countries and producing countries working more closely together to match their needs up. And those solutions are there. The industry is ready and is able to meet those energy needs. The question is whether the various governments around the world are going to utilize what the industry has to bring in solving those problems.

Question 3

Question inaudible to transcriber due to technical difficulty.

ExxonMobil summary of question: Question referred to confidence in Company’s ability to effectively manage higher level of activity/spending.

Rex Tillerson

Well, obviously, we are not going to take on new activities unless we are confident that our organization can execute those to the same high standards that we have held ourselves to in the past. So, yes, we are confident that the organization can carry out the activity levels that we have described today. Not all of those obviously are operated by us. Some of those are operated by others. And in those cases we will be trying to provide some input to the operator of those projects so that those will perform as best as we are able to influence them to do so.

But we continue to have a high degree of confidence in our organization’s capacity to deliver. I think we are very well attuned to where our capabilities might be stretched. And at this point obviously we are not going to take on anything that we don’t think we can execute well.

So my answer to your question is, if I thought we’d didn’t have the capacity to do it, we would not take it on. We would find a way to hold that opportunity, preserve it, make it better in terms of its performance or find a better timing for us taking that on. But I don’t see any limitations at this point in terms of our organizational capacity.

Question 4

I had two questions. First, can you give us an idea as to whether any changes in either planning assumptions or hurdle rates contributed at all to the increase in the capital budget outlook over the period that has been alluded to?

The second one, a little bit more broadly and generally. I think that your brethren in the industry certainly appreciate the attitude that you have taken and the moral high ground with respect to contract sanctity. However, I am wondering about the extent to which you believe this might impair ExxonMobil’s access to opportunities as they emerge in other sectors of the world, given the image consequence of taking such action.

Rex Tillerson

Well, in answer to your first question, there really have been no changes to our hurdle rate. First of all, we don’t have a hurdle rate. We know a good investment when we see it, and we go after it.

And in terms of our planning assumptions, obviously we revisit our pricing basis every year, based on fundamentals built up — our understanding of those fundamentals are built up on a country by country basis in terms of where we see the resources, which countries, and how we see those resources ultimately being brought to the market to be made available. That goes into the supply side. And then the demand side is a country by country estimate of the economic growth and prospects in the country. So no real fundamental change to our planning basis that has driven this Capex change.

I think as Mark described it to you, a big component of it is just these higher costs that we are encountering, and then some execution issues and some new activities.

In terms of the position we have taken on contract sanctity, I would hope that most governments around the world, I think, see that very similar to the way we would. When parties are going to enter into an arrangement whereby they want to attract foreign investment. In a business like ours, and I have emphasized many times now, it is a long-term business. So when you enter the country you make enormous investments over several years. And then it is several years for those investments to play out. You have to have an understanding between yourself and the host government that these are the rules. And we write — they write those the rules down in laws and constitutions and regulations, and then we put them into contracts, and we sign contracts. And then we both trust one another to honor those contracts.

If you don’t have that situation, on what basis do you then invest? If you don’t have a contract that means anything, how do I explain to my shareholders why I am willing to go invest hundreds of millions or billions of dollars in a particular location or a particular project, if I don’t have some agreement how this is going to be dealt with?

And in the case of Venezuela, really what happened is that — because we renegotiate contracts all the time around the world with countries. Conditions change. Many times countries renegotiate contracts with us to help us, because conditions have worsened and we can’t go forward with our investments. And they want us to make those investments so they actually renegotiate terms and improve them for us so that we can proceed.

In other cases, the conditions change, and we are doing better than everybody thought we would. And the government feels like they want to change that arrangement, we sit down and work through that. And what is fundamentally important is that we sit down together and do that. Mutually agree, okay, we both entered into this agreement. We made significant investments on this basis. Things have changed, and now we would like to change that. Well, let’s talk about how we change that. If we agree together to change it, and we sign an amended contract, then we move on. But we always understand that is the way it works. And we both agree on how we are going to go forward together.

But when one side of the contract decides that, well, it really doesn’t matter what you want to do, we are going to take this contract and we’re going to toss it aside. We are going to give you a new contract now, and here is the new deal. Now, I could evaluate the new contract and say, okay, yes, we could keep working under that basis. You can make some money. But the problem is, how long is that contract? And now I don’t know what the deal is anymore. And we don’t really need to bother to sign a contract do we at this point? Because it doesn’t mean anything anyway.

And that is fundamentally the issue here. And I think governments around the world understand that. They certainly understand what they expect of us when we sign the contract. And we certainly understand our obligations and our commitments under that contract. We just can’t unilaterally walk away and leave a government in the lurch because all of a sudden we don’t like this deal. And so we have to sit down and work through it. I think it is a fairly fundamental underpinning of how large-scale investments, in particular, foreign investment get made in countries.

So my expectation is that governments the world over understand that. They certainly want to deal on a basis that they know where this is going in the future as well. My hope is that it won’t be misinterpreted or misunderstood. Our situation in Venezuela is a pure and simple contract. The contract was disregarded. There was a provision for how we settle that, and we’re going through the steps to settle that.

Question 5

On distribution of cash to shareholders, some of your competitors have expressed an increasing interest in dividend growth compared to share buybacks. You spoke of the merits of share buybacks. Could you talk about the pace of share buybacks, and how you might balance that against dividend growth in the coming year and beyond?

Rex Tillerson

Obviously, the current pace of share buybacks is fairly robust. We have not made a change to that pace now in a few quarters. But we revisit it every quarter. We don’t have a long-term objective in mind there in terms of saying we are going to set about to acquire this many shares. Rather, we really evaluate that and look at that from the standpoint of providing value to the shareholder, given our cash situation.

Obviously, we take into consideration what our future requirements are going to be to fund our capital programs. Take into consideration directions we think commodity prices might move. And then obviously, wanting to maintain what has been a fairly reliable growth in dividends. As I indicated in my remarks, our dividends have grown 40% over the last few years. We have been raising them at about 10% per year the last couple of years in recognition of our cash situation and the health of the business. And so I think my objective is to continue to return a very reliable source of dividends to the shareholder. And keep that predictability, if I can call it that, in place for the shareholder in terms of future dividends.

And the share buybacks program, while we have not turned the dial on it in the last few quarters, continues to be a dial that we see as available to us to manage the cash that is on the balance sheet by turning it up or turning it down, depending on where we see future needs. Obviously, we are accumulating a fairly sizable number of treasury shares, so we have a lot of flexibility for the future should opportunities come along that are attractive to us. And I think that will continue to be the way we will manage that cash and we will manage that share buyback.

Question 6

As costs have increased across the industry, they have also impacted the LNG sector and with increased competition for LNG, it appears that market has become increasingly uncertain and may be impacting the future plans for LNG projects. Could you please comment on how you see these changes in the LNG market perhaps impacting your plans? And perhaps any comments on the LNG market in general would be helpful.

Rex Tillerson

I am not sure what changes in the LNG market you are referring to that —.

Question 6 – follow-up

What I see is increased competition for LNG, raising the floor on the price of natural gas worldwide most likely. And as a result, that may be impacting the demand for LNG in certain markets. At the same time, increased costs for LNG may make certain projects not as attractive to pursue going forward. And we have seen delays certainly on projects. And perhaps your regas facilities versus liquefaction facility, one may be more attractive than the other and some projects may be in excess. And as a result we have seen also the EIA reduce their long-term estimates for demand of LNG coming into the United States say, by 2030. How is this playing out worldwide? Because it is very unclear. It is hard to tell —.

Rex Tillerson

Well, it is playing out quite well for us. This is something that again, I think is a tribute to the way we undertake our long-term strategic planning, that we identified the LNG space quite a number of years ago, secured the position in Qatar, as well as opportunities for LNG participation elsewhere. And put together in our approach in Qatar a full value chain approach to the LNG markets that says, we are in the resource and the liquefaction, the ships and the receiving terminals in order to be able to be able to maximize the value of that enormous resource that we’re helping Qatar develop.

I do think that some people have probably gotten way ahead of themselves in terms of LNG receiving capacity in this country. We never — our approach was always we would build receiving capacity where we saw we had supplies that we could provide. And so those have all been — all of our receiving terminals have been built to accommodate providing the opportunity to capture the highest value for primarily Qatar LNG supplies that we’re bringing on in very significant volumes. We have begun and we will continue to build that up, as you saw in Mark’s presentation.

Now the situation in the U.S. is one simply of there is enormous demand for LNG the world over, and other countries are willing to pay more for it. And so a lot of the LNG supply that I think two, three years ago people anticipated might come to the U.S. is simply headed to other destinations because they were willing to pay a higher price for it. Most particularly, Asia Pacific which is in dire need of energy and they have a high dependence on LNG — Korea, Japan, in particular, and China is building their receiving capacity. Even the situation in Europe has, from time to time, caused the European market to be much more attractive in terms of a place to sell LNG than the United States.

I think in near term that is going to be the situation, that the U.S. probably from a pricing structure standpoint will have difficulty competing for LNG supplies. That doesn’t mean that it won’t come this way from time to time, but certainly — 2007 was one of the low years for LNG imports that we have had, and much lower than what most would have anticipated. That is simply because the supply went to other markets where it is more highly valued.

So for ExxonMobil, we are actually quite pleased with the position we have because we are participating in the most rapidly growing source of LNG coming from Qatar. And we have other LNG opportunities in Australia, in Papua New Guinea and other places that we’re evaluating. So they are positioned well in terms of some of the higher value markets.

And in terms of our receiving capacity, again, it has been spotted up, if I can say that, to match up with a lot of our optionality that we wanted to build into our Qatar LNG business — optionality to get the highest value. Obviously, that capacity is available then for others to use if we are not using it. So for us, the LNG picture is quite bright, quite positive. It is going to be a significant part of our growing business.

Question 7

Kind of related to the previous question. I wondered if you could talk about the headwinds and the tailwinds you are facing with three very large natural gas projects you are involved in. One is BlueOcean which you just announced. The rumor is there may be some deal with the Russians if Shtokman is ever built, that you might take Shtokman gas down to BlueOcean. But I would just like you to talk about the headwinds and tailwinds in that.

And then also Cepu in Indonesia, I don’t know if that is living or dead. And then finally, one that is sort of in the middle I guess is Prudhoe Bay, and what is happening there with all of the politics and so forth surrounding it this state?

Rex Tillerson

I assume you are talking about Prudhoe Bay gas?

Question 7 – follow-up

Yes.

Rex Tillerson

Well let me just make a brief comment about Prudhoe Bay gas. And then let me ask Mark to comment on the other two areas that you questioned about.

Prudhoe Bay gas, Alaska gas, obviously the state of Alaska has undertaken a new initiative in their own attempt to move a gas pipeline forward. We are providing comments. They are in the comment period under that legislation, AGIA as it is known. We will be commenting on that AGIA process to the state.

In the meantime, we continue to evaluate ways to move a project along ourselves. Obviously, at some point everybody has got to get together, and work together on this thing. And regrettably, that is not happening today. So what it means is — I think I made this comment last year at the time, when our last proposal was rejected — the producer group proposal had been rejected by the State of Alaska — that my view was it just means the process is delayed.

I would say right now we’re still in a state of delay for some period while all of this sorts itself out. But the producers I can tell you, have not stopped working on finding ways to move forward. And we continue to evaluate, how can we get this thing moving along? What steps might we be willing to go ahead and take, even in the absence of having a lot of the open issues resolved? Because we know it is important. It is a huge resource. We know that there will be a market need for it in the future. It’s going to take a long time. Once we start, it is going to take a long time to get this project underway, and ultimately built before the first scuffs of gas are delivered.

So at this stage, as I said, we are following the state’s process, going to provide input to the state through the comment period on the AGIA process. But also continue the work ourselves, because we have an obligation to do that. While we continue to see what we can do to get something underway with the gas pipeline.

Mark, do you want to comment on the other?

Mark Albers

Yes, on BlueOcean, that is about a 1.2 billion a day regasification terminal offshore New Jersey. We are going through the permitting phase now. And again, that reflects, as we look at all the markets around the world, this market in the Northeast offers a real premium relative to others in the United States. And so it looks like a good place to be to have a regasification terminal. And so we have the same objective, as Rex indicated earlier, that we are going to link that with resource. So we are in a number of discussions around the world on that topic. It would be premature to comment on any of those. You will know when it gets mature.

On the Cepu you may have meant Natuna for gas? On Natuna, we have been in discussions with the Indonesian government for some time within the framework of the PSC around what are some acceptable structures that we could go-forward with. Rex said we re-negotiate contracts from time to time, and this is an example of that.

We have a strong relationship with Pertamina from Cepu. We have been working on Natuna for quite a while. We do believe we’ve got some proprietary technology around the treatment of the CO2 with Natuna. And I gave you a little example of that with the CFZ technology that we’re going to actually build — we are building a demonstration plant as we speak.

So we think we bring some unique capabilities to that project. We do think there is some appropriate structures that will work between us and the Indonesian government within the framework of the PSC, and we are in the middle of those discussions as we speak.

Rex Tillerson

We have time for one last question.

Question 8

Thanks, Rex. You all clearly have a large and substantial position in the Piceance Basin — you have been pursuing in this environment where access is challenged around the world. It looks like some of the unconventional gas technologies, of which you have been a leader in, are looking more promising. Are there other opportunities for you to pursue unconventional gas in the U.S. in a more meaningful way?

And related to the U.S., the Gulf of Mexico in comparison to some of your peers over the last decade, you have been rightfully less enamored with. I don’t know if the lower tertiary has progressed to the point where from a returns perspective you see that also as a more interesting opportunity within your overall portfolio?

Rex Tillerson

We still, with respect to the Gulf of Mexico and the Paleogene lower tertiary, we have a very significant acreage position in the deepwater. We have participated in or drilled four important wells this year. Some are still drilling or being evaluated. So we do have a significant position in the Gulf of Mexico. You are correct, it has not yielded the kind of field sizes that are necessary to allow developments to go forward at the pace I think me and the industry had hoped.

It seems to be characterized by smaller field sizes. And that means people are going to have to cobble together a lot of discoveries and try to get them under one type of a production system, so you have enough barrels to support the investment to go out there and develop these resources. A significant hurdle of which is just drilling costs. Each individual well is extraordinarily expensive. So it is just a question are there enough barrels through the straw to make it work?

But everyone in the industry is working hard on that. And we do have a significant position in the Gulf of Mexico around that play. And there is still a lot of work yet to be done. It will continue to be, I think, an area of interest and activity for us, along with many others.

In the unconventional gas area, yes, there are other opportunities available for us to take what we have now developed and kind of proof tested at Piceance and take that to other unconventional sources. I am not going to comment on where those are. Mark mentioned that we have other new captures that are at various stages. And we will be talking about those in the future. But some of those are extensions of what we have been able to successfully achieve with the technologies at Piceance. And the confidence now we have has caused us to go out now and find other places we could put that to work. And we have some of that we will be talking about in the not too distant future.

I think our time is up. Again, I want to thank all of you for being here today — your attendance and your interest and your questions. Safe journey home.